Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dual dated August 15, 2025 and September 10, 2025 in this Registration Statement on Form 20-F/A (Amendment No. 2) relating to the amended and restated consolidated financial statements of Anfield Energy Inc. for the years ended December 31, 2024 and 2023 appearing in the Form 20-F/A which is part of this Registration Statement and to the reference to our firm under the caption “Statement by Experts” in such Registration Statement.

/s/ DMCL LLP

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Professional Accountants

Vancouver, Canada

September 11, 2025

Vancouver	Surrey	Tri-Cities	Victoria

1500 - 1140 West Pender St. Vancouver, BC V6E 4G1 604.687.4747	200 - 1688 152 St. Surrey, BC V4A 4N2 604.531.1154	700 - 2755 Lougheed Hwy Port Coquitlam, BC V3B 5Y9 604.941.8266	320 - 730 View St. Victoria, BC V8W 3Y7 250.800.4694